Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Reports Fiscal 2022 First Quarter and Season Pass Results
BROOMFIELD, Colo. - December 9, 2021 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the first quarter of fiscal 2022 ended October 31, 2021, provided season pass sales results and certain early ski season indicators, reaffirmed its guidance for Resort Reported EBITDA for fiscal 2022, provided additional detail on its CY22 capital plan and declared a dividend payable in January 2022.
Highlights
•Net loss attributable to Vail Resorts, Inc. was $139.3 million for the first quarter of fiscal 2022 compared to a net loss attributable to Vail Resorts, Inc. of $153.8 million in the same period in the prior year. Both periods continued to be negatively impacted by COVID-19 and related limitations and restrictions.
•Resort Reported EBITDA loss was $108.4 million for the first quarter of fiscal 2022, compared to a Resort Reported EBITDA loss of $94.8 million for the first quarter of fiscal 2021. Both periods continued to be negatively impacted by COVID-19 and related limitations and restrictions. Additionally, the prior year period included the recognition of $15.4 million of lift revenue associated with the expiration of the credit offers that were made to 2019/2020 pass product holders in connection with COVID-19 related closures.
•Pass product sales through December 5, 2021 for the upcoming 2021/2022 North American ski season increased approximately 47% in units and approximately 21% in sales dollars as compared to the period in the prior year through December 6, 2020, without deducting for the value of any redeemed credits provided to certain North American pass product holders in the prior period. Pass product sales are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.78 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales.
•The Company continues to maintain significant liquidity with $1.5 billion of cash on hand as of October 31, 2021 and $636.2 million of availability under our U.S. and Whistler Blackcomb revolving credit facilities. The Company declared a cash dividend of $0.88 per share payable in January 2022 and exited the temporary waiver period under the Vail Holdings, Inc. revolving credit facility (the “VHI Credit Agreement”) effective October 31, 2021.
•The Company reaffirmed its guidance for fiscal year 2022 of $785 million to $835 million of Resort Reported EBITDA, including an estimated $2 million of acquisition related expenses specific to Seven Springs.
•On December 8, 2021, the Company announced that it had entered into an agreement to acquire Seven Springs Mountain Resort, Hidden Valley Ski Resort and Laurel Mountain ski area. The Company expects the acquisition to close this winter.
Commenting on the Company’s fiscal 2022 first quarter results, Kirsten Lynch, Chief Executive Officer, said, “Our first fiscal quarter historically operates at a loss, given that our North American mountain resorts are generally not open for ski season operations during the period. The quarter's results are primarily driven by winter operating results from our Australian resorts and our North American resorts’ summer activities, dining, retail/rental and lodging operations, and administrative expenses. We are pleased with our results for the quarter, which exceeded our expectations. Performance at our Australian resorts during the first quarter was negatively impacted by COVID-19-related limitations and restrictions including stay-at-home orders and periodic resort closures throughout the quarter. We were able to reopen our Australian resorts for the last few weeks of the ski season, resulting in favorability relative to our expectations. Our Tahoe resorts were negatively impacted by the Caldor fire, which resulted in the early closure of our summer operations in the region. Aside from these unique challenges, we continued to see strong demand throughout the quarter, which we believe highlights our guests’ continued desire for outdoor experiences.
Commenting on the Company’s liquidity, Lynch stated, “We remain focused on our disciplined approach to capital allocation. Our liquidity position remains strong, and we are confident in the free cash flow generation and stability of our business model. Our total cash and revolver availability as of October 31, 2021 was approximately $2.1 billion, with $1.5 billion of cash on hand, $417 million of revolver availability under the VHI Credit Agreement, and $220 million of revolver availability under the Whistler Blackcomb Credit Agreement. As of October 31, 2021, our Net Debt was 2.6 times trailing twelve months Total Reported EBITDA, and we exited the temporary waiver period under the VHI Credit Agreement effective October 31, 2021. I am also pleased to announce that our Board of Directors has declared a cash dividend on Vail Resorts’

common stock. The dividend will be $0.88 per share of common stock and will be payable on January 11, 2022 to shareholders of record on December 28, 2021.”
Moving on to season pass results, Lynch said, “Pass product sales for the North American ski season increased approximately 47% in units and approximately 21% in sales dollars through December 5, 2021 as compared to the period in the prior year through December 6, 2020, without deducting for the value of any redeemed credits provided to certain North American pass holders in the prior period. Pass product sales through December 5, 2021 for the 2021/2022 North American ski season increased approximately 76% in units and approximately 45% in sales dollars as compared to sales for the 2019/2020 North American ski season through December 8, 2019, with pass product sales adjusted to include Peak Resorts pass sales in both periods. Pass product sales are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.78 between the Canadian dollar and U.S. dollar in all periods for Whistler Blackcomb pass sales.
    “We are very pleased with the results of our season pass sales, which continue to demonstrate the strength of our data analytics capabilities and the compelling value proposition of our pass products, driven in part by the 20% reduction in pass prices for the 2021/2022 season. We expect that the total number of guests on all advance commitment products this year will exceed 2.1 million including all pass products for our North American and Australian resorts, an increase of approximately 0.7 million from last year and an increase of approximately 0.9 million from two years ago.
“For the full pass sales season, we saw strong unit growth from renewing pass holders and significantly stronger unit growth from new pass holders, which include guests in our database who previously purchased lift tickets or passes but did not buy a pass in the previous season as well as guests who are completely new to our database. Our most significant unit growth was from our destination markets, particularly in the Northeast, and we also had very strong growth across all of our local markets. We have focused on growing our destination pass holder base as we have expanded our network, and over the course of the last two years, we have nearly doubled the number of advance commitment guests from those markets. Our absolute unit growth was led by our core Epic and Epic Local pass products, and we also saw very strong growth from our Epic Day Pass products, including strength in our new Epic Day Pass Limited products, which offer a lower price point for guests not planning to ski at select resorts. Compared to the period ended December 6, 2020, effective pass price decreased 17% despite the 20% price decrease we implemented this year and the significant growth of our lower priced Epic Day Pass products, which continue to represent an increasing portion of our total advance commitment product sales. We significantly outperformed our original expectations for pass sales relative to the estimates we provided when we announced the 20% price decrease in our passes, which was driven by the significant increase in new pass holders and guests trading up to higher value passes.”
Lynch continued, “We are encouraged by the indicators of demand heading into the 2021/2022 North American ski season with strong leisure travel demand indicators. Our strong pass sales provide visibility into the robust demand for guests to visit our resorts in the year ahead. Lodging bookings at our U.S. resorts for the upcoming season are trending ahead of pre-COVID-19 levels for the 2019/2020 season, while lodging bookings at Whistler Blackcomb are lagging 2019/2020 bookings, which we anticipate is due to the impact of travel restrictions on international visitors to the resort. Based on historical averages, around half of the bookings for the winter season have been made by this time, though it is important to note that our lodging bookings represent a small portion of the overall lodging inventory around our resorts. Our early season conditions have been challenging across the network, resulting in delayed openings and limited open terrain. Many of our resorts are very recently experiencing snowfall and colder temperatures that have been more conducive to snowmaking which we expect will allow us to expand our open terrain soon. Despite the challenging early season conditions, the success of our advance commitment strategy allows us to secure a significant amount of our demand and revenue ahead of the season which creates significant stability for our business.”
Seven Springs Acquisition
As previously announced on December 8, 2021, the Company entered into an agreement to acquire Seven Springs Mountain Resort, Hidden Valley Ski Resort and Laurel Mountain ski area in the Pittsburgh, Pennsylvania area (collectively “Seven Springs”) for a purchase price of approximately $125 million, subject to certain adjustments. We estimate that Seven Springs will generate incremental annual EBITDA in excess of $15 million in the Company’s fiscal year ending July 31, 2023, which includes approximately $5 million for the 418-room Slopeside Hotel and associated conference facilities and lodging operations. The ongoing capital expenditures associated with the Seven Springs operations are expected to be approximately $3 million per year. We plan to add access to the three resorts to our Epic Pass products for the 2022/2023 North American ski season. The transaction is expected to close this winter.
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the first fiscal quarter ended October 31, 2021, which was filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment
•Mountain segment net revenue increased $9.8 million, or 9.9%, to $109.3 million for the three months ended October 31, 2021 as compared to the same period in the prior year, primarily due to fewer COVID-19 related limitations and restrictions as compared to the prior year, partially offset by the prior year recognition of $15.4 million of lift revenue associated with the expiration of the credit offers to 2019/2020 pass product holders.

•Mountain Reported EBITDA loss was $111.0 million for the three months ended October 31, 2021, which represents an incremental loss of $25.8 million, or 30.3%, as compared to Mountain Reported EBITDA loss for the same period in the prior year, primarily due to the recognition of $15.4 million of lift revenue associated with the expiration of the credit offers to 2019/2020 pass product holders in the prior year as well as decreased results at our Australian ski areas, primarily due to periodic COVID-19 related closures at Perisher in the current year. Additionally, Mountain Reported EBITDA decreased due to increased general & administrative expenses primarily due to COVID-19 related cost management in the prior year. These decreases were partially offset by an increase in our North American summer operations as a result of fewer COVID-19 related limitations and restrictions as compared to the prior year.
Lodging Segment
•Lodging Segment net revenue (excluding payroll cost reimbursements) increased $33.4 million, or 108.2%, to $64.2 million for the three months ended October 31, 2021 as compared to the same period in the prior year, primarily as a result of fewer COVID-19 related limitations and restrictions as compared to the prior year, as well as increased demand.
•Lodging Reported EBITDA was $2.6 million for the three months ended October 31, 2021, which represents an increase of $12.2 million, or 126.5%, as compared to the Lodging Reported EBITDA loss for the same period in the prior year, primarily as a result of fewer COVID-19 capacity-related restrictions and limitations on our North American summer operations compared to the prior year as well as increased demand, partially offset by increased general & administrative expenses primarily due to COVID-19 related cost management in the prior year.
Resort - Combination of Mountain and Lodging Segments
•Resort net revenue was $175.3 million for the three months ended October 31, 2021, an increase of $43.7 million as compared to Resort net revenue of $131.5 million for the same period in the prior year.
•Resort Reported EBITDA loss was $108.4 million for the three months ended October 31, 2021, a decrease of $13.6 million as compared to Resort Reported EBITDA loss of $94.8 million for the same period in the prior year.
Total Performance
•Total net revenue increased $43.8 million, or 33.2%, to $175.6 million for the three months ended October 31, 2021 as compared to the same period in the prior year.

•Net loss attributable to Vail Resorts, Inc. was $139.3 million, or a loss of $3.44 per diluted share, for the first quarter of fiscal 2022 compared to a net loss attributable to Vail Resorts, Inc. of $153.8 million, or a loss of $3.82 per diluted share, in the prior year.
Return of Capital
The Company exited the temporary waiver period under the Vail Holdings Credit Agreement effective October 31, 2021 and declared a quarterly cash dividend of $0.88 per share of Vail Resorts’ common stock that will be payable on January 11, 2022 to shareholders of record on December 28, 2021. Additionally, a Canadian dollar equivalent dividend on the exchangeable shares of Whistler Blackcomb Holdings Inc. will be payable on January 11, 2022 to shareholders of record on December 28, 2021. The exchangeable shares were issued to certain Canadian persons in connection with our acquisition of Whistler Blackcomb Holdings Inc. This dividend payment equates to 50% of pre-pandemic levels, consistent with the Company’s prior quarter cash dividend, and reflects our continued confidence in the strong free cash flow generation and stability of our business model despite the ongoing risks associated with COVID-19. Our Board of Directors will continue to closely monitor the economic and public health outlook on a quarterly basis to assess the level of our quarterly dividend going forward.
Capital Investments
Commenting on the Company’s focus on the guest experience, Lynch said, “We remain dedicated to continuing to improve the guest experience, reduce wait times and communicate transparently with guests, especially given the excitement and demand for travel this coming season. As announced on November 16, we have taken additional steps to prioritize the on-mountain experience of pass holders this season, including limiting lift ticket sales during the three most popular holiday periods, deploying a new operating plan which includes significantly improving how efficiently we load lifts and gondolas, launching a new daily forecast of lift line wait times in the EpicMix app, and investing in new lifts and expanded terrain to reduce wait times to ensure skiers and riders have an Experience of a Lifetime at our resorts this season.
“We are thrilled to welcome guests to all of our resorts as the 2021/2022 North American ski season kicks off with several transformational enhancements to the guest experience. In Colorado, we completed a 250 acre lift-served terrain expansion in the signature McCoy Park area of Beaver Creek, further differentiating the resort’s high-end, family focused experience. We also added a new four-person high speed lift at Breckenridge to serve the popular Peak 7, replaced the Peru lift at Keystone with a six-person high speed chairlift, and replaced the Peachtree lift at Crested Butte with a new three-person fixed-grip lift. At Okemo, we completed a transformational investment including upgrading the Quantum lift to replace the Green Ridge three-person fixed-grip chairlift. In addition to these investments that will greatly improve uplift capacity, we have invested in company-wide technology enhancements, including a number of upgrades to bring a best-in-class approach to how we service our guests through our customer service channels.
Regarding calendar year 2022 capital expenditures, Lynch said, “As announced in September, we are excited to be proceeding with our ambitious capital investment plan for calendar year 2022 of approximately $318 million to $328 million across our resorts to significantly increase lift capacity and enhance the guest experience as we drive increased loyalty from our guests and continuously improve the value proposition of our advance commitment products. The plan includes the installation of 21 new or replacement lifts across 14 of our resorts that collectively will increase lift capacity in those lift locations by more than 60% and a transformational lift-served terrain expansion at Keystone. The updated lift upgrade plan includes two incremental replacement lifts at Jack Frost and Big Boulder in Pennsylvania to provide increased capacity and improved guest experience at the resorts. All of the projects in the plan are subject to regulatory approvals.
“In addition to these lift upgrade and terrain expansion projects, we are excited to announce additional details on our investment plans not previously highlighted in our September announcement. We continue to remain highly focused on developing and leveraging our data-driven approach to marketing and operating the business. Our planned investments include network-wide scalable technology that will enhance our analytics, e-commerce and guest engagement tools to improve our ability to target our guest outreach, personalize messages and improve conversion. We will also be investing in broader self-service capabilities to improve guests’ online experience and engagement. In addition, we are excited to announce a $3.6 million capital investment plan in Vail Resorts’ Commitment to Zero initiative, including targeted investments in high efficiency snowmaking, heating and cooling infrastructure and lighting to further improve our energy efficiency and make meaningful progress toward our 2030 goal.
“We expect our capital plan for calendar year 2022 to be approximately $315 million to $325 million, excluding approximately $3 million of one-time items associated with real estate related capital, and excluding any capital expenditures associated with the Seven Springs acquisition, which remains subject to closing. This is approximately $150 million above our typical annual capital plan, based on inflation and previous additions for acquisitions, and includes approximately $20 million of incremental spending to complete the one-time capital plans associated with the Peak Resorts and Triple Peaks acquisitions. Including one-time real estate related capital, our total capital plan is expected to be approximately $318 million to $328 million. We will be providing further detail on our calendar year 2022 capital plan in March 2022."

Outlook
Commenting on fiscal 2022 guidance, Lynch said, “Given our first quarter results and the indicators we are seeing for the upcoming season, we are reaffirming our Resort Reported EBITDA guidance for fiscal 2022 of $785 million to $835 million that was included in our September earnings release based on the assumptions incorporated at that time, including foreign currency exchange rates. Our guidance includes an estimated $2 million of acquisition related expenses specific to Seven Springs, but does not include any estimate for the closing costs, operating results or integration expense associated with the Seven Springs acquisition, which is expected to close this winter.
“We are encouraged by our very strong pass sales heading into the season, our favorable first quarter results and the strong demand we are seeing across leisure travel and in our U.S. booking trends. It is important to note that our growth in pass sales is expected to be partially offset by reduced lift ticket sales as we continue to successfully convert guests from lift tickets to pass products. Additionally, we anticipate modest offsets from limiting lift ticket sales during the three most popular holiday periods across our North American resorts to prioritize access for pass holders. Early season conditions have been challenging, resulting in delayed openings and limited terrain across many of our resorts, and we anticipate that these conditions will have a negative impact on our results leading up to the holidays but the North American ski season has just begun with our primary earnings period still in front of us. There continues to be uncertainty regarding the ultimate impact of COVID-19 on our business results in fiscal year 2022, including any response to changing COVID-19 guidance and regulations by the various governmental bodies that regulate our operations and resort communities, as well as changes in travel and consumer behavior resulting from COVID-19. Our guidance for fiscal year 2022 assumes normal weather and conditions from the holiday period onward and no impact from incremental travel or operating restrictions associated with COVID-19 that could negatively impact our results.
“The Company revised its segment reporting to move certain dining and golf operations from the Lodging segment to the Mountain segment, consistent with how these operations are managed. The expected result of this reporting revision is a shift of approximately $6 million from Lodging Reported EBITDA to Mountain Reported EBITDA for our fiscal 2022 guidance relative to our guidance that was included in our September earnings release. This shift has no impact on expected Net Income Attributable to Vail Resorts, Inc. or Resort Reported EBITDA.”

The following table reflects the forecasted guidance range for the Company’s fiscal year ending July 31, 2022, for Reported EBITDA (after stock-based compensation expense) and reconciles net income attributable to Vail Resorts, Inc. guidance to such Reported EBITDA guidance.

	Fiscal 2022 Guidance
	(In thousands)
	For the Year Ending
	July 31, 2022 (6)
	Low End	High End
	Range	Range
Net income attributable to Vail Resorts, Inc.	$278,000	$349,000
Net income attributable to noncontrolling interests	24,000	18,000
Net income	302,000	367,000
Provision for income taxes (1)	82,000	100,000
Income before provision for income taxes	384,000	467,000
Depreciation and amortization	250,000	238,000
Interest expense, net	150,000	142,000
Other (2)	(5,000)	(12,000)
Total Reported EBITDA	$779,000	$835,000

Mountain Reported EBITDA (3)	$772,000	$820,000
Lodging Reported EBITDA (4)	10,000	18,000
Resort Reported EBITDA (5)	785,000	835,000
Real Estate Reported EBITDA	(6,000)	—
Total Reported EBITDA	$779,000	$835,000

(1) The provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our estimated provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards are in-the-money.

(2) Our guidance includes certain known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material.

(3) Mountain Reported EBITDA also includes approximately $21 million of stock-based compensation.
(4) Lodging Reported EBITDA also includes approximately $4 million of stock-based compensation.
(5) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(6) Guidance estimates are predicated on an exchange rate of $0.80 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.74 between the Australian Dollar and U.S. Dollar, related to the operations of our Australian ski areas.

Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (866) 548-4713 (U.S. and Canada) or (323) 794-2093 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through December 23, 2021, at 8:00 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 5370828. The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts’ subsidiaries operate 37 destination mountain resorts and regional ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher, Falls Creek and Hotham in Australia; Stowe, Mount Snow, and Okemo in Vermont; Hunter Mountain in New York; Mount Sunapee, Attitash, Wildcat and Crotched in New Hampshire; Stevens Pass in Washington; Liberty, Roundtop, Whitetail, Jack Frost and Big Boulder in Pennsylvania; Alpine Valley, Boston Mills, Brandywine and Mad River in Ohio; Hidden Valley and Snow Creek in Missouri; Wilmot in Wisconsin; Afton Alps in Minnesota; Mt. Brighton in Michigan; and Paoli Peaks in Indiana. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including the statements regarding fiscal 2022 performance (including the assumptions related thereto), including our expected Resort Reported EBITDA; our expectations regarding our liquidity; the effects of the COVID-19 pandemic on, among other things, our operations; expectations related to our season pass sales and products; our expectations regarding our ancillary lines of business; the payment of dividends; our calendar year 2022 capital plan and expectations related thereto; the timing of closing of the Seven Springs transaction and the expected estimated incremental annual EBITDA and capital expenditures related thereto. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to the ultimate duration of COVID-19 and its short-term and long-term impacts on consumer behaviors, the economy generally and our business and results of operations, including the ultimate amount of refunds that we would be required to refund to our pass product holders for qualifying circumstances under our Epic Coverage program; the willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases (such as the ongoing COVID-19 pandemic), and the cost and availability of travel options and changing consumer preferences; prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or the impact of natural disasters; risks related to interruptions or disruptions of our information technology systems, data security or cyberattacks; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; the seasonality of our business combined with adverse events that may occur during our peak operating periods; competition in our mountain and lodging businesses or with other recreational and leisure activities; the high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products, properties and services effectively; risks related to our workforce, including increased labor costs; loss of key personnel and our ability to hire and retain a sufficient seasonal workforce; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars, as compared to the U.S. dollar; changes in tax laws, regulations or interpretations, or adverse determinations by taxing authorities; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; adverse consequences of current or future legal claims; changes in accounting judgments and estimates, accounting principles, policies or guidelines; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2021, which was filed on September 23, 2021.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended October 31,
	2021	2020
Net revenue:
Mountain and Lodging services and other	$121,860	$104,274
Mountain and Lodging retail and dining	53,401	27,258
Resort net revenue	175,261	131,532
Real Estate	315	254
Total net revenue	175,576	131,786
Segment operating expense:
Mountain and Lodging operating expense	183,725	154,137
Mountain and Lodging retail and dining cost of products sold	24,229	17,132
General and administrative	77,234	59,029
Resort operating expense	285,188	230,298
Real Estate operating expense	1,470	1,450
Total segment operating expense	286,658	231,748
Other operating (expense) income:
Depreciation and amortization	(61,489)	(62,628)
Gain on sale of real property	31	—
Change in estimated fair value of contingent consideration	(2,000)	(802)
Gain (loss) on disposal of fixed assets and other, net	8,867	(569)
Loss from operations	(165,673)	(163,961)
Mountain equity investment income, net	1,514	3,986
Investment income and other, net	499	343
Foreign currency gain on intercompany loans	831	540
Interest expense, net	(39,545)	(35,407)
Loss before benefit from income taxes	(202,374)	(194,499)
Benefit from income taxes	59,853	37,478
Net loss	(142,521)	(157,021)
Net loss attributable to noncontrolling interests	3,189	3,255
Net loss attributable to Vail Resorts, Inc.	$(139,332)	$(153,766)
Per share amounts:
Basic net loss per share attributable to Vail Resorts, Inc.	$(3.44)	$(3.82)
Diluted net loss per share attributable to Vail Resorts, Inc.	$(3.44)	$(3.82)
Cash dividends declared per share	$0.88	$—
Weighted average shares outstanding:
Basic	40,448	40,248
Diluted	40,448	40,248

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended October 31,
	2021	2020 (1)
Other Data:
Mountain Reported EBITDA	$(110,964)	$(85,160)
Lodging Reported EBITDA	2,551	(9,620)
Resort Reported EBITDA	(108,413)	(94,780)
Real Estate Reported EBITDA	(1,124)	(1,196)
Total Reported EBITDA	$(109,537)	$(95,976)
Mountain stock-based compensation	$5,368	$4,801
Lodging stock-based compensation	995	891
Resort stock-based compensation	6,363	5,692
Real Estate stock-based compensation	62	62
Total stock-based compensation	$6,425	$5,754

(1) On August 1, 2021, the Company revised its segment reporting to move certain dining and golf operations from the Lodging segment to the Mountain segment. Segment results for the three months ended October 31, 2020 have been retrospectively adjusted to reflect current period presentation.

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except Effective Ticket Price “ETP”)
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2021	2020 (2)	(Decrease)
Net Mountain revenue:
Lift	$14,329	$33,091	(56.7)%
Ski school	1,473	2,044	(27.9)%
Dining	12,520	3,068	308.1%
Retail/rental	28,376	22,306	27.2%
Other	52,602	38,970	35.0%
Total Mountain net revenue	109,300	99,479	9.9%
Mountain operating expense:
Labor and labor-related benefits	80,427	66,796	20.4%
Retail cost of sales	14,623	12,852	13.8%
General and administrative	64,737	49,961	29.6%
Other	61,991	59,016	5.0%
Total Mountain operating expense	221,778	188,625	17.6%
Mountain equity investment income, net	1,514	3,986	(62.0)%
Mountain Reported EBITDA	$(110,964)	$(85,160)	(30.3)%

Total skier visits	218	287	(24.0)%
ETP	$65.73	$115.30	(43.0)%

(1) On August 1, 2021, the Company revised its segment reporting to move certain dining and golf operations from the Lodging segment to the Mountain segment. Segment results for the three months ended October 31, 2020 have been retrospectively adjusted to reflect current period presentation.

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2021	2020 (1)	(Decrease)
Lodging net revenue:
Owned hotel rooms	$21,483	$7,365	191.7%
Managed condominium rooms	13,084	9,329	40.3%
Dining	10,275	1,093	840.1%
Golf	5,109	3,689	38.5%
Other	14,269	9,374	52.2%
	64,220	30,850	108.2%
Payroll cost reimbursements	1,741	1,203	44.7%
Total Lodging net revenue	65,961	32,053	105.8%
Lodging operating expense:
Labor and labor-related benefits	27,649	18,481	49.6%
General and administrative	12,497	9,074	37.7%
Other	21,523	12,915	66.7%
	61,669	40,470	52.4%
Reimbursed payroll costs	1,741	1,203	44.7%
Total Lodging operating expense	63,410	41,673	52.2%
Lodging Reported EBITDA	$2,551	$(9,620)	126.5%

Owned hotel statistics:
ADR	$274.51	$204.44	34.3%
RevPAR	$168.84	$57.33	194.5%
Managed condominium statistics:
ADR	$233.02	$232.11	0.4%
RevPAR	$50.13	$29.32	71.0%
Owned hotel and managed condominium statistics (combined):
ADR	$252.62	$224.59	12.5%
RevPAR	$78.43	$35.00	124.1%

(1) On August 1, 2021, the Company revised its segment reporting to move certain dining and golf operations from the Lodging segment to the Mountain segment. Segment results for the three months ended October 31, 2020 have been retrospectively adjusted to reflect current period presentation.

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of October 31,
	2021	2020
Real estate held for sale and investment	$98,833	$96,668
Total Vail Resorts, Inc. stockholders’ equity	$1,432,471	$1,166,120
Long-term debt, net	$2,704,583	$2,387,861
Long-term debt due within one year	114,795	63,707
Total debt	2,819,378	2,451,568
Less: cash and cash equivalents	1,468,380	462,212
Net debt	$1,350,998	$1,989,356

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net loss attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three months ended October 31, 2021 and 2020.

	(In thousands) (Unaudited)
	Three Months Ended October 31,
	2021	2020 (2)
Net loss attributable to Vail Resorts, Inc.	$(139,332)	$(153,766)
Net loss attributable to noncontrolling interests	(3,189)	(3,255)
Net loss	(142,521)	(157,021)
Benefit from income taxes	(59,853)	(37,478)
Loss before benefit from income taxes	(202,374)	(194,499)
Depreciation and amortization	61,489	62,628
(Gain) loss on disposal of fixed assets and other, net	(8,867)	569
Change in fair value of contingent consideration	2,000	802
Investment income and other, net	(499)	(343)
Foreign currency gain on intercompany loans	(831)	(540)
Interest expense, net	39,545	35,407
Total Reported EBITDA	$(109,537)	$(95,976)

Mountain Reported EBITDA	$(110,964)	$(85,160)
Lodging Reported EBITDA	2,551	(9,620)
Resort Reported EBITDA (1)	(108,413)	(94,780)
Real Estate Reported EBITDA	(1,124)	(1,196)
Total Reported EBITDA	$(109,537)	$(95,976)

(1) Resort represents the sum of Mountain and Lodging
(2) On August 1, 2021, the Company revised its segment reporting to move certain dining and golf operations from the Lodging segment to the Mountain segment. Segment results for the three months ended October 31, 2020 have been retrospectively adjusted to reflect current period presentation.

Presented below is a reconciliation of net loss attributable to Vail Resorts, Inc. to Total Reported EBITDA calculated in accordance with GAAP for the twelve months ended October 31, 2021.

(In thousands) (Unaudited)
Twelve Months Ended
10/31/2021 (2)
Net income attributable to Vail Resorts, Inc.	$142,284
Net loss attributable to noncontrolling interests	(3,327)
Net income	138,957
Benefit from income taxes	(21,649)
Income before provision for income taxes	117,308
Depreciation and amortization	251,446
Gain on disposal of fixed assets and other, net	(4,063)
Change in fair value of contingent consideration	15,600
Investment income and other, net	(742)
Foreign currency gain on intercompany loans	(8,573)
Interest expense, net	155,537
Total Reported EBITDA	$526,513

Mountain Reported EBITDA	$526,950
Lodging Reported EBITDA	4,073
Resort Reported EBITDA (1)	531,023
Real Estate Reported EBITDA	(4,510)
Total Reported EBITDA	$526,513

(1) Resort represents the sum of Mountain and Lodging
(2) On August 1, 2021, the Company revised its segment reporting to move certain dining and golf operations from the Lodging segment to the Mountain segment. Segment results for the twelve months ended October 31, 2021 have been retrospectively adjusted to reflect current period presentation.

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended October 31, 2021.

(In thousands) (Unaudited)
As of October 31, 2021
Long-term debt, net	$2,704,583
Long-term debt due within one year	114,795
Total debt	2,819,378
Less: cash and cash equivalents	1,468,380
Net debt	$1,350,998
Net debt to Total Reported EBITDA	2.6x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three months ended October 31, 2021 and 2020.

	(In thousands) (Unaudited)
	Three Months Ended October 31,
	2021	2020
Real Estate Reported EBITDA	$(1,124)	$(1,196)
Non-cash Real Estate cost of sales	227	188
Non-cash Real Estate stock-based compensation	62	62
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	437	(2)
Net Real Estate Cash Flow	$(398)	$(948)